CONTRIBUTION AGREEMENT

This Contribution Agreement is dated as of the 20th day of May, 2019, by and among John R. Loftus (“Loftus”) and N10TR, LLC, a Delaware limited liability company (“N10TR’’).

RECITALS:

WHEREAS, Loftus is a party to that certain Stock and Note Purchase Agreement (the “Stock Agreement”) dated May 20, 2019 between Loftus or his assigns and Elemetal, LLC (“Elemetal”), pursuant to which Loftus purchased the 12,814,727 shares of DGSE Companies, Inc. (“DGSE”) common stock owned by Elemetal (either directly or as held in Elemetal’s wholly owned subsidiary, Truscott Capital, LLC, a Delaware limited liability company) (the “Stock”) and acquired the registration rights of Elemetal and NTR Metals, LLC relative to the Stock (the “Registration Rights”); and

WHEREAS, Loftus desires to contribute and assign, transfer, convey and deliver to N10TR all of his right, title and interest in, to and under the Stock and Registration Rights (collectively, the “Contributed Assets”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Loftus and N10TR agree as follows:

1. Loftus hereby contributes to N10TR as of the date hereof (the “Contribution Date”), all of Loftus’s right, title and interest in, to and under the Contributed Assets.

2. Contemporaneously herewith, Loftus will deliver an Assignment Agreement effecting the transfer of the Contributed Assets to N10TR.

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the date first above written.

JOHN R. LOFTUS

/s/ John R. Loftus

N10TR, LLC

By:	/s/ John R. Loftus
John R. Loftus, President